EXHIBIT 5.1


                                                   June 18, 1998


Structured Products Corp.
Seven World Trade Center
New York, NY  10048


Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 filed by Structured Products Corp., a Delaware corporation (the "Registrant") with the Securities and Exchange Commission on June 18, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Notes and Certificates (together the "Securities"). The Securities are issuable in series (each, a "Series"). Each Series of Certificates is issued under a separate Trust Agreement by and between the Registrant and a Trustee named therein, establishing an individual trust for such Series (each, a "Trust"). Each Series of Notes is issued under an Indenture between the Trust and an Indenture Trustee named therein. The Securities are to be sold as set forth in the Registration Statement, any amendments thereto, and the prospectus and prospectus supplement relating to each Series.

     We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Based on such examination, we are of the opinion that when the issuance of each Series of Securities has been duly authorized by appropriate corporate action and the Securities of such Series have been duly executed, authenticated and delivered in accordance with the related Trust Agreement and Indenture, if applicable, and sold in the manner described in the Registration Statement, any amendment thereto and the prospectus and prospectus supplement relating thereto, the Securities of such Series will be legally issued, fully paid, binding obligations of the Trust created by each Trust Agreement, and the holders of the Securities of such Series will be entitled to the benefits of the related Trust Agreement and Indenture, as applicable, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and each prospectus contained therein. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                Very truly yours,

                                 /s/ Orrick, Herrington & Sutcliffe LLP

                                 ORRICK, HERRINGTON & SUTCLIFFE LLP